Exhibit 10.16

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Kratos Government Solutions, Inc., a Delaware corporation (“Company”) and Phil Carrai, an individual (“Executive”), effective as of January 1, 2011 (“Effective Date”).  For purposes of this Agreement, the defined term “Company” is intended to include SYS, d/b/a SYS Technologies, Inc. (“SYS”).

RECITALS

A.            Executive currently serves as Division President, Technology & Training Solutions Division  (“TTS”), and an officer of the Company, and in such capacities has obtained extensive and valuable knowledge and confidential information concerning the Company’s and TTS’ business and confidential customer relationships.

B.            The Company and Executive previously entered into an Agreement dated May 29, 2009 (the “2009 Agreement”).  On terms more particularly set forth herein, the Company and Executive wish to amend and restate the 2009 Agreement, in order to extend Executive’s term of employment and clarify certain other terms of Executive’s employment with Company.

AGREEMENT

NOW, THEREFORE, in the consideration of the mutual covenants and agreements set forth herein, Company and Executive, intending to be legally bound, hereby agree as follows:

1.     Employment.  Company shall employ Executive as President of the TTS Division (the “Position”), and Executive accepts such employment and agrees to perform services for Company, upon the terms and conditions set forth in this Agreement.  Executive’s employment will be in the nature of employment-at-will, unless otherwise agreed by the parties.

2.     Term.   This Agreement shall be for a term commencing on the Effective Date and ending on December 31, 2013 or upon the earlier termination of Executive’s employment with Company for any reason (in either case, the “Term”), provided that any payments earned under this Agreement prior to the end of the Term will continue to be paid under the terms and subject to the conditions of this Agreement.

3.     Position and Duties.  During the term of this Agreement, Executive shall perform all duties and functions customarily performed by the Position of a business of the size and nature similar to that of Company, and such other related employment duties as the President of Company or his designee (the “President”) shall reasonably assign to him from time to time.  Executive shall perform his duties principally at the offices of TTS, with such travel to such other locations from time to time as the President may reasonably require.  Except as may otherwise be approved in advance by the President, and except during vacation periods and reasonable periods of absence due to sickness, injury or other disability, Executive shall devote his full working time to the services required of him hereunder.  Executive shall use his reasonable best efforts, judgment and energy to improve and advance the business and interest of Company and its subsidiaries, if applicable, in a manner consistent with the duties of the Position and Company’s Code of Legal and Ethical Conduct.  Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during his employment, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

4.     Compensation.

4.1          Base Salary.  As compensation for all services to be rendered by Executive under this Agreement, Company shall pay to Executive a base annual salary of Two Hundred Forty-Eight Thousand Dollars ($248,000.00) (the “Base Salary”), which shall be paid on a regular basis while Executive remains employed with Company in accordance with Company’s customary payroll procedures and policies.  Executive will be eligible for annual increases to the Base Salary in accordance with Company’s then current compensation policies.

4.2          Incentive Compensation.  In addition to the Base Salary, and as stated in the previous agreement dated May 29, 2009, Executive shall be paid a total bonus of One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500.00), to be paid in three (3) equal installments, less taxes and other customary withholdings, on each of the following dates: April 1, 2011; July 1, 2011; and October 1, 2011. Also, as incentive compensation for services rendered hereunder, Executive may, at the sole and absolute discretion of the Company, be entitled to receive additional annual compensation of up to sixty percent (60%) of the Base Salary (“Incentive Compensation”).

4.3          Participation in Benefit Plans.  Executive and eligible family members shall be included to the extent eligible in any and all Company plans providing general benefits for Company’s employees, including, but not limited to, any group life insurance, hospitalization, disability, paid time off, medical, dental, pension, profit sharing, savings and stock bonus plans.  Executive’s participation in any such plan or program shall be subject to provisions, rules, and regulations applicable thereto.  Nothing in this Agreement shall impose on Company any affirmative obligation to establish any benefit plan. Company reserves the right to prospectively terminate or change benefit plans and programs it offers to its employees at any time, provided, that Company will not reduce or discontinue Executive’s benefits in place on the date hereof unless such reduction or discontinuance is applied proportionately to other Company employees.

4.4          Expenses.  In accordance with Company’s policies established from time to time, Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of the Position, subject to the presentment of appropriate receipts or expense reports in connection with Company’s policies and procedures. The following provisions shall be in effect for any reimbursements (and in-kind benefits) to which Executive otherwise becomes under this Agreement, in order to assure that such reimbursements (and benefits) do not create a deferred compensation arrangement subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”):

4.4.1       The amount of reimbursements (or in-kind benefits) to which Executive may become entitled in any one calendar year shall  not affect the amount of expenses eligible for reimbursement (or in-kind benefits) hereunder in any other  calendar year.

4.4.2       Each reimbursement to which Executive becomes entitled shall be made by the Company as soon as administratively practicable following the Executive’s submission of the supporting documentation, but in no event later than the close of business of the calendar year following the calendar year in which the reimbursable expense is incurred.

4.4.3       Executive’s right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment.

4.5          Taxes.  Company may withhold from any benefits payable (including any severance) under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

4.6          Annual Leave.  Executive shall earn paid time off in accordance with Company’s standard policies.

5.     Compensation Upon Termination.

5.1          Termination of Employment with Cause.  If Executive commits an act, or fails to act, which such act or failure to act constitutes Cause as defined in Section 5.6.1 below, Company shall have the right, upon written notice to Executive, to immediately terminate his/her employment hereunder, without any further liability or obligation to him hereunder or otherwise in respect of his employment, other than Company’s obligation to pay unpaid Base Salary and paid time off accrued but unused as of the date of termination (the “Termination Date”).

5.2          Termination of Employment without Cause.  Notwithstanding any provision to the contrary herein, Company may at any time, in its sole and absolute discretion and for any or no reason, terminate the employment of Executive hereunder; provided, that if such termination is not a termination with Cause, is not caused by the death or disability of Executive, and is not a termination following a Change of Control, Company shall pay and/or provide Executive the following: (i) any Base Salary accrued through the date of termination, (ii) any accrued but unused paid time off; (iii) continued payment of the Base Salary for a period of twelve (12) months, and (iv) any Incentive Compensation which is earned as of the date of termination pursuant to the terms of any then existing Incentive Compensation Agreement.  Subsection (iii) of this Section 5.2 shall be referred to as a “Without Cause Severance Payment.” The Without Cause Severance Payment shall be paid to Executive on a regular basis in accordance with the company’s regular payroll procedures and policies.

5.3          Resignation. If Executive resigns, Executive’s employment shall terminate on the earlier of thirty (30) days from the date that Executive submits his written resignation or the date on which Company accepts such resignation.  In such event, Company shall have no further liability or obligation to Executive hereunder, including any severance payments, or otherwise in respect of his employment, other than Company’s obligation to pay unpaid Base Salary and accrued but unused paid time off as of the effective date of Executive’s resignation.  If Executive resigns his employment upon thirty (30) days’ advance written notice, Company reserves the right to immediately relieve Executive of all job duties and provide Executive with payment of thirty (30) days Base Salary in lieu of any portion of the notice period.

5.4          Termination Due to Death or Disability.  This Agreement will immediately terminate upon Executive’s death.  This Agreement will terminate upon Executive’s Disability (as defined in Section 5.6.3, when consistent with state and federal law, as applicable.  In the event of Executive’s termination due to death or Disability, Executive, or his heirs, personal representatives or estate, as the case may be, will be entitled to receive only the standard entitlements and those benefits available under any applicable Company plan or insurance policy, subject to such plan or policy requirements, along with accrued unpaid Base Salary and paid time off.  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.  In addition, neither Executive nor his heirs, personal representatives or estate will be entitled to receive severance payments or other benefits described in this Section 5.

5.5          Termination Upon Change of Control.  In the event of a Change of Control of KDSS, if the event Executive is terminated Upon a Change of Control of the Company pursuant to Section 5.6.2, the Company shall pay to Executive: (i) any Base Salary accrued through the date of termination, (ii) any accrued but unused paid time off; and (iii) continued payment of the Base Salary for a period of twelve (12) months. Subsection (iii) of this Section 5.5 shall be referred to as a “Change of Control Severance Payment.” Except as otherwise provided herein, the Change of Control Severance Payment shall be paid to Executive on a regular basis in accordance with the company’s regular payroll procedures and policies.

5.6          Definitions.

5.6.1       For purposes of this Agreement, “Cause” shall mean (i) Executive breaching any material provision of this Agreement; or (ii) Executive being indicted or convicted of any felony; or (iii) Executive committing any act of fraud, misappropriation of funds or embezzlement; or (iv) Executive committing any act, or failing to take any action, the effect of which is to bring Company into disrepute with any of its customers, including, but not limited to a material violation of Company’s Code of Legal and Ethical Conduct.

5.6.2       For purposes of this Agreement, a “Change of Control” shall mean with respect to Kratos Defense & Security Solutions, Inc. (“KDSS”): (i) the sale or exchange in a single or series of related transactions by the stockholders of more than fifty percent (50%) of the voting stock of KDSS; (ii) a merger or consolidation in which KDSS is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of KDSS (other than a sale, exchange or transfer to one or more subsidiaries of KDSS); or (iv) a liquidation or dissolution of KDSS. Termination “Upon Change of Control” shall mean the Company’s, or its legal successor’s, termination of Executive’s employment without Cause and within six months after the closing of a transaction that causes a Change of Control.

5.6.3       For purposes of this Agreement, “Disability” shall mean (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Company; or (iii) Executive is determined to be totally disabled by the Social Security Administration.  For purposes of this Section, whether Executive satisfies the definition of Disability shall be determined in good faith by the Board of Directors of Company.

5.7          Release.  The payment of any severance to Executive under this Section 5 is contingent on Executive signing and not revoking a customary and standard employee release agreement, and such release agreement becoming effective within forty-five (45) days of Executive’s Termination Date.  No severance payment will be paid until the release agreement becomes effective, and any severance payment payable between the Termination Date and the date such release agreement becomes effective shall be paid on the effective date of such release agreement, subject to the delay described in Section 6.  If the termination occurs after November 15, no payments shall be made until the first payroll date of the calendar year following the effectiveness of the release agreement, subject to the delay described in Section 6.

6.     Six Month Delay.  Notwithstanding any inconsistent provision of this Agreement, if Executive is a “specified employee” within the meaning of Code Section 409A at the time of termination, then the portion of Executive’s severance payments, together with any other severance payments or benefits that, in each case, may be considered deferred compensation under Code Section 409A that would otherwise be payable within the six (6) month period following termination and exceeds the Section 409A Limit will accrue and be paid in a lump sum on the date six (6) months and one (1) day following the date of termination (or the next business day if such date is not a business day) or, if earlier, the date of death, provided Executive has complied with the requirements for such payment.  Notwithstanding anything to the contrary, no actions taken pursuant to this Section 6 shall reduce the total amount of payments and benefits owed to Executive and to be paid to Executive under this Agreement.  For purposes of this Section 6, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Company’s taxable year preceding Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Executive’s termination from employment occurs.

7.     Proprietary Information Agreement.  The Proprietary Information Agreement signed by Executive on May 29, 2009 shall remain in full force and effect.

8.     Arbitration.

8.1          Claims Covered.  The parties shall resolve by arbitration all statutory, contractual and/or common law claims or controversies (“Claims”) that the Company may have against Executive, or that Executive may have against the Company or any of its officers, directors, employees or agents in their capacity as such or otherwise.  Claims subject to arbitration include (i) claims for discrimination (including but not limited to, age, disability, marital status, medical condition, national origin, race, religion, sex, sexual harassment or sexual orientation); (ii) claims for breach of any contract (express or implied); (iii) claims for any federal, state or governmental law, statute, regulation or ordinance; and (iv) tort claims (including but not limited to, negligent or intentional injury, defamation and termination of employment in violation of public policy).

8.2          Claims Not Covered.  The arbitration of Claims shall not apply to (i) claims by Executive for workers’ compensation or unemployment insurance; (ii) claims which even in the absence of these arbitration provisions could not have been litigated in court or before any administrative proceeding under applicable federal, state or local law; (iii) claims for which arbitration is prohibited under the Fiscal Year 2010 Defense Appropriations Act; and (iv) claims by the Company for injunctive and/or other equitable relief.

8.3          Procedures.  Claims shall be settled by arbitration by a single, neutral arbitrator in accordance with the employment arbitration rules then in effect of Judicial Arbitration and Mediation Services (JAMS).  The arbitrator shall determine all questions of fact and law relating to any Claim, including but not limited to, whether or not any such Claim is subject to the arbitration provisions contained herein.  The parties shall be permitted to engage in such pre-hearing discovery as the arbitrator shall permit.  The arbitrator shall issue a written arbitration decision which shall include essential findings and conclusions on which any award is based.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case, except insofar as such fees or expenses are otherwise recoverable pursuant to a statutory claim or cause of action.  The Company shall bear the other costs of the arbitration, including the cost of any record or transcript of the arbitration, administrative fees, the fee of the arbitrator, and all other fees and costs.

8.4          Remedies; Waiver of Jury Trial.  Executive understands that Executive is waiving the right to seek remedies in court, including the right to a jury trial.  The arbitrator shall be empowered to award any relief which might have been available in a court of law or equity.

8.5          Required Notice and Statute of Limitations.  Arbitration shall be initiated by serving or mailing a written notice to the other party within the applicable statutory limitations period.  Any notice to be sent to the Company shall be delivered to the Company President.  The notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based.

9.     Miscellaneous.

9.1          Governing Law and Venue.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions, and all proceedings shall be brought in the courts or arbitral forums located in located in Northern Virginia (Washington, D.C. metropolitan area), San Diego, California, or some other location as agreed by the parties.

9.2          Prior Agreements.  This Agreement, together with the Proprietary Information Agreement, contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter. The parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.  This Agreement supersedes and replaces the 2009 Agreement in its entirety.

9.3          Taxes.  Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

9.4          Successors.  The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.5          Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties.

9.6          No Waiver.  No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.7          Severability.  To the extent any provision of this Agreement shall be considered by a court or arbitrator to be invalid or unenforceable, the provision shall be considered deleted and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

9.8          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all which together shall be deemed to be one and the same instrument.

9.9          Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given or received: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed fax if sent during normal business hours of the recipient upon confirmed receipt, if not, then on the next business day, (c) five business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier specifying next day delivery, with written verification of receipt.  All notices shall be sent to Company and Executive at their respective addresses as set forth below or at such other address as Company or Executive may designate by advance written notice to the other party.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.

THE COMPANY:		EXECUTIVE:
Kratos Government Solutions, Inc.

By:	/s/ Eric DeMarco	/s/ Phil Carrai
Name: Eric DeMarco		Phil Carrai
Title: President and CEO		Title: President, ITS
Date: December 19, 2010

Address for Notice:

4820 Eastgate Mall
San Diego, CA 92121
Attn: Law Department